Exhibit 99.1

Blount Announces Preliminary Second Quarter 2015 Results

•	Second quarter 2015 sales declined 10 percent to $213 million year-over-year

•	Continued headwind from a strong U.S. Dollar

•	Sales and Adjusted EBITDA increased sequentially versus first quarter 2015

•	Actions taken to align production rates and spending with updated 2015 outlook

•	Updated full year 2015 guidance for sales and Adjusted EBITDA

PORTLAND, OR - August 5, 2015: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced preliminary results for the second quarter ended June 30, 2015.

Preliminary Results for the Quarter Ended June 30, 2015
Sales in the second quarter were $212.7 million, a decrease of $22.7 million or 9.6 percent compared to the second quarter of 2014. Operating loss for the second quarter of 2015 was $47.3 million, including a $62 million non-cash impairment charge, compared to operating income of $22.4 million in the same quarter last year. Consolidated Adjusted EBITDA for the second quarter of 2015 was $26.9 million compared to $34.8 million in the second quarter of 2014. Preliminary second quarter net loss was $49.5 million, or $1.02 per diluted share, compared to net income of $12.3 million, or $0.25 per diluted share, in the same quarter last year. The net loss reflects a preliminary non-cash impairment charge for certain intangible assets and related estimated income tax impact.

“We continued to experience significant currency-related headwinds in the second quarter driven by the strength of the U.S. Dollar,” stated Josh Collins, Blount’s Chairman and CEO. “Our sales were impacted by the translation of non-U.S. Dollar transactions, and our sales volumes were affected by lower demand from non-U.S. customers that pay in U.S. Dollars. We are also experiencing a sharp cyclical downturn in the North American agriculture market, which has negatively impacted sales in most parts of our FRAG business. In response to the lower demand, we have reduced production rates, primarily at our Portland, Oregon forestry plant, and we are actively managing our spending and staffing while maintaining our strategic investments.”

Blount operates primarily in two business segments - the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden
The FLAG segment had second quarter 2015 sales of $146.4 million, which was $13.7 million lower than the second quarter of 2014. Second quarter 2015 sales were down in nearly all geographies, primarily as the result of foreign currency translation impacts. Sales volumes were down slightly due to the pressure of a stronger U.S. Dollar and soft sales to OEMs, primarily in North America. Sales decreased by approximately 10 percent in Europe, five percent in North America, six percent in Asia, and five percent in all other geographies combined. Aside from currency translation impacts and reduced sales volumes, the FLAG segment also experienced reduced average selling prices in certain markets. The reductions are mostly due to lowering selling prices to ease the impact of a stronger U.S. Dollar on those customers located outside of the U.S. that pay in U.S. Dollars. The change in segment sales for the comparable second quarter periods is illustrated below.

Change in FLAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Second quarter 2014	$160.1
Increase / (Decrease)
Foreign Exchange Translation	(11.0)	(6.9)%
	149.1	(6.9)%
Unit Volume	(1.3)	(0.8)%
Selling Price / Mix	(1.4)	(0.9)%
Second quarter 2015	$146.4	(8.6)%

Segment backlog was $135.0 million at June 30, 2015, a decrease of 16 percent from $160.9 million on June 30, 2014.

Segment Earnings Before Interest, Taxes, Depreciation, Amortization, and certain charges (“Adjusted EBITDA”) were $25.5 million for the second quarter of 2015, including $7.0 million of allocated shared services expenses. Adjusted EBITDA declined 16 percent for the second quarter of 2015 versus the second quarter of 2014. The change in FLAG Adjusted EBITDA for the comparable second quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Second quarter 2014	$23.8	14.9%	$6.5	$30.3	18.9%
Increase / (Decrease)
Steel Costs	0.7
Foreign Exchange Translation	0.4
	25.0	16.8%
Unit Volume	(0.6)
Selling Price / Mix	(1.4)
Costs / Mix	(4.3)
	18.7	12.8%
Acquisition accounting(1)	0.2
Second quarter 2015	$18.9	12.9%	$6.6	$25.5	17.4%

(1) Represents change in non-cash acquisition accounting impact for all FLAG business units

Segment contribution to operating income and Adjusted EBITDA was pressured mostly by lower average selling prices, as described above, and higher overall operating costs and mix. Operating costs, including mix, were approximately $4.3 million higher, primarily due to higher manufacturing costs of $6.1 million on lower production volumes, partially offset by $1.8 million lower SG&A spending in the segment. The FLAG segment also continued to adjust plant sourcing in the quarter, driving some of the production cost inefficiency. FLAG factory utilization was 83 percent in the second quarter of 2015 compared to 91 percent in the second quarter of

2014. Lower SG&A in the segment was mostly related to lower incentive compensation rates resulting from lower than targeted operating results.

Farm, Ranch, and Agriculture
The FRAG segment reported second quarter 2015 sales of $57.6 million, a decrease of $9.8 million from the second quarter of 2014. The reduction in sales was the result of lower volumes of agriculture attachments and agriculture cutting blades driven by weak agriculture machinery market conditions. Additionally, log splitter sales were down compared to a strong second quarter in 2014. The change in segment sales for the comparable second quarter periods is illustrated below.

Change in FRAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Second quarter 2014	$67.3
Increase / (Decrease)
Foreign Exchange Translation	(0.7)	(1.0)%
	66.7	(1.0)%
Unit Volume	(10.0)	(14.8)%
Selling Price / Mix	0.9	1.3%
Second quarter 2015	$57.6	(14.5)%

Segment backlog was $15.5 million at June 30, 2015 compared to $19.1 million at June 30, 2014 on seasonal ordering patterns and generally weaker agriculture machinery market conditions.

The FRAG segment had $3.9 million of Adjusted EBITDA in the second quarter of 2015, including $2.2 million of allocated shared services expenses. The change in the second quarter 2015 contribution to operating loss compared to the second quarter of 2014 is presented below.

Change in FRAG Segment Contribution to Operating Income (Loss) and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income (Loss)	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Second quarter 2014	$2.6	3.9%	$4.2	$6.8	10.1%
Increase / (Decrease)
Steel Costs	0.1
Foreign Exchange Translation	—
	2.7	4.1%
Unit Volume	(2.3)
Selling Price / Mix	0.9
Costs / Mix	(1.5)
	(0.2)	-0.4%
Acquisition accounting(1)	0.3
Acquired intangible asset impairment	(62.0)
Second quarter 2015	$(61.9)	n.m.	$3.9	$3.9	6.8%

(1) Represents change in non-cash acquisition accounting impact for all FRAG business units

The impact of lower sales volumes and higher costs was partially offset by increases in average pricing in the FRAG segment. Cost/mix was unfavorable compared to the second quarter of 2014 as a result of lower demand and resulting reduced efficiency in production and assembly operations.

Corporate and Other
Corporate and Other net expense was $4.3 million, an increase of $0.2 compared to the second quarter of 2014. Increased Corporate and Other net expense in the second quarter of 2015 was the result of higher retirement benefit and stock compensation expenses.

Preliminary Net Income (Loss)
The preliminary second quarter 2015 net loss was primarily due to lower consolidated operating income in the second quarter of 2015 compared to the same quarter in 2014 resulting from the preliminary non-cash impairment charge for certain intangible assets described below. Net interest expense decreased $0.7 million in the second quarter of 2015 on lower interest rates after the Company refinanced its Senior Credit Agreement in early May 2015. Other expense was $3.3 million compared to other income of $0.2 million in the second quarter of 2014. Other expense in the second quarter of 2015 was the result of non-cash charges related to refinancing the Senior Credit Agreement and foreign exchange impacts on non-operating assets held outside the U.S. The change in preliminary net loss for the second quarter of 2015 compared to the second quarter of 2014 is summarized in the table below.

Change in Preliminary Consolidated Net Income (Loss)
(In millions, except per share data; amounts may not sum due to rounding)	Pre-tax Income (Loss)	Income Tax Effect	Net Income (Loss)	Diluted Earnings per Share
Second Quarter 2014 Results	$18.1	$5.8	$12.3	$0.25
Change due to:
Decrease in operating income (loss) excluding acquisition accounting	(8.1)	(2.6)	(5.5)	(0.11)
Preliminary acquired intangible asset impairment	(61.6)	(19.8)	(41.7)	(0.86)
Decreased net interest expense	0.6	0.2	0.4	0.01
Change in other expense	(3.5)	(1.1)	(2.4)	(0.05)
Change in income tax rate	—	12.6	(12.6)	(0.26)
Second Quarter 2015 Preliminary Results	$(54.5)	$(4.9)	$(49.5)	$(1.02)

Cash Flow and Debt
As of June 30, 2015, the Company had net debt of $395.2 million, an increase of $38.2 million from December 31, 2014 and a decrease from March 31, 2015 of $2.6 million. The Company generated positive free cash flow of $12.1 million in the second quarter of 2015 compared to $19.7 million in the second quarter of 2014. The decrease in free cash flow in the second quarter of 2015 compared to last year was driven mostly by an increased use of cash for working capital. The decrease in net debt since March 31, 2015 was primarily the result of positive free cash flow, partially offset by $4.4 million of share repurchases and $5.2 million of cash costs to refinance the Senior Credit Facility. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to last-twelve-months ("LTM") Adjusted EBITDA was 3.3x as of June 30, 2015, which is higher compared to December 31, 2014 and reflects higher net debt and reduced Adjusted EBITDA.

Preliminary Non-Cash Charges
The Company recorded non-cash impairment charges of $62.0 million related to goodwill and certain other indefinite-lived intangible assets. All of the preliminary non-cash impairment charges relate to reporting units within the FRAG segment. The preliminary impairment charges were triggered by lower revised forecasts due to the soft global agriculture machinery industry and related results of the reporting units with the FRAG segment.

2015 Financial Outlook
The continued strength of the U.S. Dollar has overridden historic patterns of sales volume growth, particularly in the FLAG segment. The Company has significant foreign sales denominated in U.S. Dollars. As a result, many of the Company's products are effectively priced higher for customers. Additionally, the global agriculture machinery market continues to be soft. As a result of the continued currency headwind and soft market conditions, the

Company has revised its estimate for fiscal year 2015 sales and Adjusted EBITDA. The Company expects sales to range between $840 million and $880 million, operating income to range between $55 million to $70 million, excluding asset impairments, and Adjusted EBITDA to range between $105 million and $120 million. The Company's outlook for sales assumes FLAG segment sales decline eight percent to 12 percent and FRAG segment sales decline between five percent and 10 percent, both compared to 2014 levels. In the 2015 guidance, steel material costs are expected to decrease by $1 million to $2 million compared to 2014. At recent U.S. Dollar currency trading levels, the impact of translating foreign operation to U.S. Dollars is expected to be approximately neutral to operating income and Adjusted EBITDA. Free cash flow in 2015 is expected to range between $30 million and $40 million, after approximately $30 million to $40 million of capital expenditures. Interest expense is expected to be approximately $15 million to $16 million in 2015.

A comparison of key operating indicators for 2014 actual results and the 2015 outlook is provided in the table below.

(In millions)	2014 Actual	2015 Outlook Midpoint
Sales	$944.8	$860.0
Operating Income(1)	64.2	0.5
Adjusted EBITDA	138.0	112.5
Free Cash Flow	45.6	35.0
Net Capital Expenditures	37.1	35.0
Net Debt at Period End(2)	356.9	352.0
Net Debt/Adjusted EBITDA	2.6x	3.1x
(1) 2014 and 2015 Operating Income includes $21.1 million and $62.0 million, respectively, of non-cash charges related to impairment of acquired intangible assets
(2) 2015 Outlook does not include potential share repurchases for the period July 1, 2015 through December 31, 2015

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 110 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, ICS® and Pentruder® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Preliminary Condensed Consolidated Statements of Income (Loss)(1)	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2014	2015	2014	2015
Sales	$235,423	$212,715	$467,382	$418,705
Cost of goods sold	166,632	155,102	331,698	305,764
Gross profit	68,791	57,613	135,684	112,941
Selling, general, and administrative expenses	45,977	42,972	90,545	87,468
Facility closure and restructuring charges	463	—	2,000	—
Impairment of acquired intangible assets	—	61,974	—	61,974
Operating income (loss)	22,351	(47,333)	43,139	(36,501)
Interest expense, net of interest income	(4,462)	(3,835)	(8,950)	(8,043)
Other income (expense), net	242	(3,286)	244	3,515
Income (loss) before income taxes	18,131	(54,454)	34,433	(41,029)
Provision for income taxes	5,841	(4,912)	11,557	(529)
Net income (loss)	$12,290	$(49,542)	$22,876	$(40,500)

Basic net income (loss) per share:	$0.25	$(1.02)	$0.46	$(0.83)
Diluted net income (loss) per share:	$0.25	$(1.02)	$0.46	$(0.83)
Weighted shares used in per share calculations:
Basic	49,635	48,682	49,633	49,019
Diluted	50,143	48,682	50,198	49,019

Free Cash Flow	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2014	2015	2014	2015
Net cash provided by operating activities	$29,011	$21,756	$28,737	$10,398
Net purchases of property, plant, and equipment	(9,263)	(9,690)	(14,732)	(18,605)
Free cash flow	$19,748	$12,066	$14,005	$(8,207)

Segment Information(1)	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2014	2015	2014	2015
Sales:
FLAG	$160,112	$146,375	$325,327	$288,735
FRAG	67,349	57,565	127,230	113,456
Corporate and Other	7,962	8,775	14,825	16,514
Total sales	$235,423	$212,715	$467,382	$418,705
Contribution to operating income (loss):
FLAG	$23,834	$18,886	$51,912	$37,141
FRAG	2,607	(61,925)	1,708	(63,845)
Corporate and Other	(4,090)	(4,294)	(10,481)	(9,797)
Total operating income (loss)	$22,351	$(47,333)	$43,139	$(36,501)
1) Results for the three & six months ended June 30, 2015 are preliminary as a result of the preliminary nature of the non-cash charge for certain intangible assets and related estimated income tax impact.

Preliminary Condensed Consolidated Balance Sheets(1)	December 31,	June 30,
(Amounts in thousands)	2014	2015
Assets:
Cash and cash equivalents	$27,254	$40,801
Accounts receivable, net	123,099	124,156
Inventories	163,572	180,759
Assets held for sale	7,200	7,200
Other current assets	41,686	42,546
Property, plant, and equipment, net	169,440	171,600
Other non-current assets	261,419	191,468
Total Assets	$793,670	$758,530
Liabilities:
Current maturities of long-term debt	$15,131	$15,482
Other current liabilities	129,928	118,489
Long-term debt, excluding current maturities	369,072	420,505
Other long-term liabilities	121,982	100,235
Total liabilities	636,113	654,711
Total stockholders’ equity	157,557	103,819
Total Liabilities and Stockholders’ Equity	$793,670	$758,530

Net debt (Current maturities of long-term debt plus
Long-term debt less Cash and cash equivalents)	$356,949	$395,186
1) Results for the three & six months ended June 30, 2015 are preliminary as a result of the preliminary nature of the non-cash charge for certain intangible assets and related estimated income tax impact.

Sales and Adjusted EBITDA(1)
(Amounts may not sum due to rounding)

Three Months Ended June 30,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual
Total sales	$160,112	$146,375	$67,349	$57,565	$7,962	$8,775	$235,423	$212,715

Operating income (loss)	23,834	18,886	2,607	(61,925)	(4,090)	(4,294)	$22,351	$(47,333)
Depreciation	6,137	6,343	1,353	1,336	161	164	7,651	7,843
Non-cash acquisition accounting charges	336	221	2,830	2,546	169	185	3,335	2,952
Impairment of acquired intangible assets	—	—	—	61,974	—	—	—	61,974
Stock compensation	—	—	—	—	964	1,422	964	1,422
Facility closure and restructuring charges	—	—	—	—	463	—	463	—
Adjusted EBITDA	$30,307	$25,450	$6,790	$3,931	$(2,333)	$(2,523)	$34,764	$26,858

Six Months Ended June 30,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2015 Actual
Total sales	$325,327	$288,735	$127,230	$113,456	$14,825	$16,514	$467,382	$418,705

Operating income (loss)	51,912	37,141	1,708	(63,845)	(10,481)	(9,797)	$43,139	$(36,501)
Depreciation	12,284	12,650	2,520	2,547	322	341	15,126	15,538
Non-cash acquisition accounting charges	672	448	5,648	5,091	318	370	6,638	5,909
Impairment of acquired intangible assets	—	—	—	61,974	—	—	—	61,974
Stock compensation	—	—	—	—	2,417	2,783	2,417	2,783
Facility closure and restructuring charges	—	—	—	—	2,000	—	2,000	—
Adjusted EBITDA	$64,868	$50,239	$9,876	$5,767	$(5,424)	$(6,303)	$69,320	$49,703

	Total Company
Twelve Months Ended December 31,	2014 Actual	2015 Outlook Midpoint
Total sales	$944,819	$860,000

Operating income	$64,225	$500
Depreciation	31,425	32,500
Non-cash acquisition accounting charges	13,600	12,000
Impairment of acquired intangible assets	21,074	62,000
Stock compensation	4,924	5,500
Facility closure and restructuring charges	2,763	—
Adjusted EBITDA	$138,011	$112,500

1) Results for the three & six months ended June 30, 2015 are preliminary as a result of the preliminary nature of the non-cash charge for certain intangible assets and related estimated income tax impact.